October 25, 2000


Edgecliff Holdings, LLC
207 Grandview Drive
Fort Mitchell, Kentucky  41017
Attention:  Mr. William Yung, President


                            CONFIDENTIALITY AGREEMENT
                            -------------------------

Ladies and Gentlemen:

In connection with your possible interest in an acquisition, investment, or merger (the "Transaction") involving Lodgian, Inc. (the "Company"), you have requested that we or our representatives furnish you or your representatives with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished (whether before or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or your potential sources of financing for the Transaction (collectively, "your Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives in violation of the terms of this Agreement, or (ii) is or becomes available to you or your Representatives on a nonconfidential basis from a source (other than us or our Representatives) which, to the best of your or their knowledge after due inquiry, is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us.

Accordingly, you hereby agree that:

1. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation (including, as required under Regulation 13D ("Regulation 13D") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or Regulation 14D promulgated under the Exchange Act ("Regulation 14D") as a result of your or your affiliates' commencement of, or your announcement of your or your affiliates intention to commence, an all-cash tender offer for all shares of the Company's common stock, PROVIDED such action is permitted to be taken by you or your affiliates under Section 7 hereof (a "Permitted Tender Offer")) or legal process (including in connection with a judicial, regulatory or administrative proceeding in which you or a partner, officer, director, employee or affiliate of yours is involved), and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any

         Information other than in connection with the Transaction; PROVIDED, HOWEVER, that you may reveal the Information to your Representatives
         (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this letter agreement. You will cause your Representatives to observe the terms of this letter agreement, and you will be responsible for any breach of this letter agreement by any of your Representatives.

2. You and your Representatives will not (except as required by applicable law, regulation (including as required under Regulation 13D, or under Regulation 14D as a result of your or your affiliates' commencement of, or your announcement of your or your affiliates' intention to commence, a Permitted Tender Offer) or legal process (including in connection with a judicial, regulatory or administrative proceeding in which you or a partner, officer, director, employee or affiliate of yours is involved), and only after compliance with paragraph 3 below), without our prior written consent, disclose to any person the fact that the Information exists or has been made available, that you are considering the Transaction or any other transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the existence and status thereof.

3. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, you will notify us promptly in writing so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the Company does not waive compliance with the terms of this letter agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information. This Section 3 shall not apply to disclosures made by you or your affiliates if your outside counsel provides you with written advice that such disclosures are required by either (a) Regulation 13D or (b) Regulation 14D as the same shall apply to your or your affiliates' commencement of, or your announcement of your or your affiliates' intention to commence, a Permitted Tender Offer.

4. If you determine not to proceed with the Transaction, you will promptly inform our Representative, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), of that decision and, in that case, and at any time upon the request of the Company or any of our Representatives, you will either
         (i) promptly destroy all copies of the written Information including, without limitation, any materials prepared by you in connection with the Information or the Transaction, in your or your Representatives' possession and confirm such destruction to us in writing, or (ii) promptly deliver to the Company at your own expense all copies of the written Information in your or your Representatives' possession. Any oral Information will continue to be subject to the terms of this letter agreement.

5. You acknowledge that neither we, nor Morgan Stanley or its affiliates, nor our other Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6. You are aware, and you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

7. You agree that, for a period of ninety (90) days from the date of this letter agreement, neither you nor any of your affiliates will, without the prior written consent of the Company or its Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company after October 20, 2000; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; or (iv) form, join or in any way participate in a "group" (as defined in Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing.

8. You agree that, for a period of two years from the date of this letter agreement, you will not, directly or indirectly, solicit for employment or hire any employee of the Company or any subsidiary thereof with whom you have had contact or who became known to you in connection with your consideration of the Transaction; provided, however, that this restriction shall not apply to hirings or communications during the course or as a result of any general advertisement or general solicitation that is not exclusively directed at such persons, or communications with or hirings of persons who initiate discussions with you without any direct or indirect solicitation by you.

9. You agree that all (i) communications regarding the Transaction, (ii) requests for additional information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to Morgan Stanley and not to the Company. You acknowledge and agree that
         (a) we and our Representatives are free to conduct the process leading up to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person),
         (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither we nor any of our Representatives will have any liability to you with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

10. This letter agreement has been duly authorized by all necessary corporate action by the Company. Each party acknowledges that remedies at law may be inadequate to protect the other party (the "non-breaching party") against any actual or threatened breach of this letter agreement by either party or its Representatives, and, without prejudice to any other rights and remedies otherwise available to the non-breaching party, each party agrees to the granting of injunctive relief to the non-breaching party without proof of actual damages and without any requirement to post a bond. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by either party or by its Representatives, then the party in breach will reimburse the non-breaching party for the non-breaching party's reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

11. You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts between residents of that State and executed in and to be performed in that State.

13. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

14. The provisions of this agreement shall remain in effect with respect to any or all Information until the earliest of (i) the date such Information is no longer Information within the meaning of this agreement, (ii) the date that a transaction is closed between you and the Company involving the Transaction to which such Information relates and (iii) one (1) year from the date of execution of this agreement.

Please confirm your agreement with the foregoing by signing and returning this document.

                                        Very truly yours,

                                        LODGIAN, INC.


                                        By:  /s/ Robert S. Cole
                                             ----------------------------------
                                        Name:    Robert S. Cole
                                             ----------------------------------
                                        Title:   President
                                             ----------------------------------
                                        Date:    October 25, 2000
                                             ----------------------------------


Accepted and Agreed as of the date
first written above:



EDGECLIFF HOLDINGS, LLC

By:  /s/ William J. Yung
----------------------------------
Name:    William J. Yung
----------------------------------
Title:   President
----------------------------------
Date:    October 25, 2000
----------------------------------